Stellar Biotechnologies Reports Fiscal Year-End 2015 Financial Results and Operational Highlights

PORT HUENEME, CA -- (Marketwired - December 14, 2015) - Stellar Biotechnologies, Inc. ("Stellar" or "the Company") (NASDAQ: SBOT) (TSX VENTURE: KLH), the leader in sustainable manufacture of Keyhole Limpet Hemocyanin ("KLH"), reported financial results for the year ended September 30, 2015.

Operational Highlights for Fiscal Year 2015

  Revenue Increase: Revenue for the fiscal year ended September 30, 2015 increased 104%, over the comparable period in 2014 driven primarily by an increase in product sales period-over-period.

  Listing on Nasdaq Capital Market: On November 5, 2015, Stellar's common shares began trading on the Nasdaq Capital Market ("Nasdaq") under the symbol "SBOT." Stellar believes that the Nasdaq uplisting will enhance the Company's visibility to the broader investment community and institutional investors, and may provide shareholders an opportunity for increased liquidity. The Company's common shares will continue to trade on the TSX Venture Exchange in Canada under the symbol "KLH."

  Reverse Stock Split: On September 2, 2015, the Company executed a reverse stock split which consolidated the Company's issued and outstanding common shares on the basis of one (1) post-consolidated common share for every ten (10) pre-consolidated shares. The reverse stock split was conducted to fulfill one of the quantitative requirements of becoming a Nasdaq-listed company.

  Collaboration and KLH Supply Agreements: In July 2015, Stellar entered into a collaboration with Ostiones Guerrero SA de CV to secure an exclusive, strategic site in Baja California, Mexico for the potential development of an additional aquaculture locale and future expansion of Stellar KLH™ production to meet increasing market demand for the protein, subject to a three-year site suitability study. The Company expects demand for reliable sources of KLH to grow, both from existing customers and the broader biotech industry, as the clinical use of immunotherapies increases.

  In April 2015, Stellar executed an expanded supply agreement with Neovacs S.A (ALTERNEXT PARIS: ALNEV) ("Neovacs"). Stellar KLH™ is a component of Neovacs' Kinoid immunotherapy technology, which is being developed for the treatment of systemic lupus erythematosus ("lupus") and Crohn's disease. The new agreement is intended to ensure continued supply of Stellar KLH™ to Neovacs to meet requirements for Keyhole Limpet Hemocyanin (KLH) as a key component of Neovacs proprietary Kinoid immunotherapy drug for the treatment of Lupus.

"This has been a successful year of strengthening and expansion for Stellar," said Frank Oakes, President, Chief Executive Officer, and Chairman of Stellar Biotechnologies, Inc. "Our sales growth is a reflection of the increasing market demand for KLH in immunotherapy and, we believe, the growing recognition that Stellar is the leader in sustainable manufacture of GMP grade KLH products. Our Stellar KLH™ products are now being used in multiple clinical-stage immunotherapies. Our expanded supply agreement with Neovacs SA is an example of the scale-up that immunotherapy developers will require as they advance through clinical trials and to potential commercialization. We believe that our collaboration with Ostiones Guerrero to secure a new, strategic site for potential expansion of Stellar KLH™ aquaculture operations will help to position us to ensure long-term, scalable supply of KLH for our current and future customers. I am particularly proud of our continued strengthening and maturation as a public company, as evidenced by our uplisting to the Nasdaq Capital Market."

Fiscal Year Ended September 30, 2015 Financial Results:
As previously reported, on June 3, 2014, the Company's Board of Directors approved a change in the Company's fiscal year end from August 31 to September 30 of each year, with effect from September 1, 2014.

Revenue: Stellar generated revenue of $758,689 for the fiscal year ended September 30, 2015, compared to $372,132 for fiscal 2014. The increase in revenue resulted from an increase in the number of customers and associated increase in sales volume including sales under supply agreements and custom manufactured products.

Expenses: Expenses for fiscal 2015 decreased to $5.1 million, as compared to $6.1 million incurred in fiscal 2014. Costs of sales and contract services increased to $580,824 for fiscal 2015, as compared to $469,149 for the prior year, consistent with increased sales and contract services revenue. Due to the early stage of our development in fiscal 2014, all manufacturing costs of production were expensed during this period. There were no grant expenses for fiscal 2015 as compared to $36,579 in the prior year due to the close out of NSF Phase II/IIB grants in November 2013. Research and development expense was $1.0 million for fiscal 2015, as compared to $2.5 million for the prior year period. The decrease was a result of the decreased use of contract research organizations due to a realignment of our focus from internal research and process development to manufacturing our Stellar KLH™ products in response to increased customer demand. General and administration expenses increased to $3.2 million for fiscal 2015, as compared to $2.9 million in the prior year. The increase was affected by the net impact of increased corporate expenses, including legal and audit fees related to our transition to reporting as a U.S. domestic issuer rather than a foreign private issuer, our Nasdaq application and listing process, increased business development activity and investor relations activity, partially offset by a decrease in share-based compensation.

Net Income (Loss): The net loss for the fiscal year ended September 30, 2015 was $2.8 million, or ($0.36) per share, as compared to a net loss of $8.4 million, or ($1.11) per share, for the fiscal year 2014. The period-over-period decrease in net loss of approximately $5.6 million for fiscal year 2015 was primarily due to significant noncash gains in the fair value of warrant liability, increased revenues and decreased research and development expenses.

Cash Position: Cash, cash equivalents and short-term investments as of September 30, 2015 were $9.0 million, compared to $13.9 million at August 31, 2014. Net cash used in operating activities during fiscal 2015 was $4.4 million, compared to $4.3 million for the same period in 2014. We expect our current cash position will continue to fund our operating and development programs as well as upgrades to our facilities in the coming months; however, we may seek additional capital through debt or equity raises to accelerate the development of our programs in response to market demand and/or to exploit new opportunities to expand our business.

Shareholders' Equity: As of September 30, 2015, Stellar had positive shareholders' equity of $8.0 million and approximately 7.98 million shares outstanding, compared to shareholders' equity of $7.7 million and approximately 7.83 million shares outstanding at August 31, 2014.

Conference Call and Webcast Information:
Date: Tuesday, December 15, 2015
Time: 1:30 PM ET/10:30 AM PT
Participant Dial-in: 1-913-312-9309
Conference Call Participant Passcode: 153648
Webcast Link: http://www.visualwebcaster.com/event.asp?id=103067
Q&A submission: Questions for management may be submitted via the chat feature of the live online webcast.

Please log in at least 10 minutes before the start time to ensure timely participation and appropriate web interface platform.

For the live and archived webcast link, please visit the investor presentation section on Stellar Biotechnologies' website at: http://ir.stellarbiotechnologies.com/events-calendar

A replay of the call will be available approximately two hours after the live call through December 29, 2015. To access the replay, dial (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international) and entering passcode 153648. The webcast replay will be available shortly after the conference call; to review visit the "Investors" section of the Stellar's Company website at: http://ir.stellarbiotechnologies.com/events-calendar.

Stellar Biotechnologies filed its Form 10-K for the period ending September 30, 2015 with the Securities and Exchange Commission ("SEC") on Monday, December 14, 2015. To view the Company's filings under Form 20-F, Form 10-K, 10-Q and 8-K, please visit the U.S. SEC website (www.sec.gov/edgar). To view the Company's filings with the Canadian Securities Administrators ("CSA"), including the Management Discussion and Analysis and related consolidated financial statements, please visit the CSA's SEDAR website (www.sedar.com).

About Stellar Biotechnologies, Inc.
Stellar Biotechnologies, Inc. (NASDAQ: SBOT) (TSX VENTURE: KLH) is the leader in sustainable manufacture of Keyhole Limpet Hemocyanin (KLH), an important immune-stimulating protein used in wide-ranging therapeutic and diagnostic markets. KLH is both an active pharmaceutical ingredient (API) in many new immunotherapies (targeting cancer, immune disorders, Alzheimer's and inflammatory diseases) as well as a finished product for measuring immune status. Stellar Biotechnologies is unique in its proprietary methods, facilities, and KLH technology. We are committed to meeting the growing demand for commercial-scale supplies of GMP grade KLH, ensuring environmentally sound KLH production, and developing KLH-based active immunotherapies.

Visit www.stellarbiotech.com and the KLH knowledge base www.klhsite.org.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include, but may not be limited to: general economic and business conditions; technology changes; competition; changes in strategy or development plans; governmental regulations and the ability or failure to comply with governmental regulations; the timing of anticipated results; and other factors referenced in the Company's filings with securities regulators. For a discussion of further risks and uncertainties related to the Company's business, please refer to the Company's public company reports filed with the B.C. Securities Commission and the U.S. Securities and Exchange Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, the Company assumes no obligation to update such statements. This press release does not constitute an offer or solicitation of an offer for sale of any securities in any jurisdiction, including the United States. Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of the information contained in this press release.

                         Consolidated Balance Sheets
                         (Expressed in US Dollars )

                                   September 30, September 30,    August 31,
                                            2015          2014          2014
                                   ------------- ------------- -------------

Assets:
  Cash, cash equivalents and
   short-term investments          $   8,970,674 $  14,218,585 $  13,885,502
  Other current assets                   895,945       204,890       185,168
  Noncurrent assets                      519,308       404,240       403,292

                                   ------------- ------------- -------------
    Total Assets                   $  10,385,927 $  14,827,715 $  14,473,962
                                   ============= ============= =============

Liabilities and Shareholders'
 Equity:
  Accounts payable, accrued
   liabilities and deferred
   revenue                         $     830,018 $     671,714 $     541,626
  Warrant liability, including
   current portion                     1,550,630     3,691,266     6,231,703
  Shareholders' equity                 8,005,279    10,464,735     7,700,633

                                   ------------- ------------- -------------
    Total Liabilities and
     Shareholders' Equity          $  10,385,927 $  14,827,715 $  14,473,962
                                   ============= ============= =============

                   Consolidated Statements of Operations
                         (Expressed in US Dollars )

                                      One Month
                      Year Ended          Ended          Year Ended
                   September 30,  September 30,    August 31,    August 31,
                            2015           2014          2014          2013
                   -------------  -------------  ------------  ------------

Revenues:
  Contract
   services
   revenue         $     195,000  $      20,000  $    192,000  $     60,000
  Product sales          563,689         32,786       143,553        76,055
  Grant revenue                -              -        36,579       409,414

                   -------------  -------------  ------------  ------------
    Total Revenues       758,689         52,786       372,132       545,469

Expenses:
  Costs of
   revenues              840,247         33,699       760,259       604,215
  Research and
   development         1,029,489        178,280     2,458,934     2,018,554
  General and
   administration      3,227,545        293,130     2,871,455     1,770,619

                   -------------  -------------  ------------  ------------
    Total Expenses     5,097,281        505,109     6,090,648     4,393,388

Other Income
 (Loss):
  Foreign exchange
   gain (loss)          (653,333)       (97,866)     (222,437)      (95,842)
  Increase
   (decrease) in
   fair value of
   warrant
   liability           2,131,062      1,680,040    (2,533,305)  (10,556,208)
  Other income            54,634          1,853        61,935         4,990

Income tax expense        36,800          3,800        27,200           800

                   -------------  -------------  ------------  ------------
Net Income (Loss)  $  (2,843,029) $   1,127,904  $ (8,439,523) $(14,495,779)
                   =============  =============  ============  ============

Income (Loss) per
 common share -
 basic             $       (0.36) $        0.14  $      (1.11) $      (2.81)
Income (Loss) per
 common share -
 diluted           $       (0.36) $        0.13  $      (1.11) $      (2.81)
Weighted average
 number of common
 shares
 outstanding -
 basic                 7,956,962      7,867,575     7,582,664     5,161,194
Weighted average
 number of common
 shares
 outstanding -
 diluted               7,956,962      8,714,045     7,582,664     5,161,194

                   Consolidated Statements of Cash Flows
                         (Expressed in US Dollars )

                                      One Month
                      Year Ended          Ended          Year Ended
                   September 30,  September 30,    August 31,    August 31,
                            2015           2014          2014          2013
                   -------------  -------------  ------------  ------------

Cash Flows Used In
 Operating
 Activities:
  Net income
   (loss)          $  (2,843,029) $   1,127,904  $ (8,439,523) $(14,495,779)
  Items not
   affecting cash:
    Depreciation
     and
     amortization        159,521         12,529       158,313       124,833
    Share-based
     payments            267,222         36,509       956,634       786,585
    Foreign
     exchange
     (gain) loss         653,333         97,866       222,437        95,842
    Change in fair
     value of
     warrant
     liability        (2,131,062)    (1,680,040)    2,533,305    10,556,208
    Other                      -              -        94,146       491,408
  Changes in
   working capital
   items                (518,380)       108,540       207,981      (354,920)

                   -------------  -------------  ------------  ------------
Net cash used in
 operating
 activities           (4,412,395)      (296,692)   (4,266,707)   (2,795,823)

Net cash provided
 by (used in)
 investing
 activities              122,470        (13,147)   (5,745,730)       (9,541)

Net cash provided
 by financing
 activities              106,777        739,292    10,787,975     9,730,826

Effect of exchange
 rate changes on
 cash and cash
 equivalents            (629,808)       (84,083)     (212,338)      (64,571)

                   -------------  -------------  ------------  ------------
Net change in cash
 and cash
 equivalents          (4,812,956)       345,370       563,200     6,860,891

Cash and cash
 equivalents -
 beginning of
 period                8,768,459      8,423,089     7,859,889       998,998

                   -------------  -------------  ------------  ------------
Cash and cash
 equivalents - end
 of period         $   3,955,503  $   8,768,459  $  8,423,089  $  7,859,889
                   =============  =============  ============  ============

Stellar Biotechnologies Company Contact:
Mark A. McPartland
Vice President of Corporate Development and Communications
Phone: +1 (805) 488-2800 ext. 103
markmcp@stellarbiotech.com
www.stellarbiotech.com

Investor Inquiries:
Joseph Green
The Ruth Group
Phone: +1 (646) 536-7013
jgreen@theruthgroup.com

Media Inquiries:
Joanna Zimmerman
The Ruth Group
Phone: +1 (646) 536-7006
jzimmerman@theruthgroup.com